Exhibit 99.1

Tesla Motors – Second Quarter 2015 Shareholder Letter

•    Record quarterly deliveries of 11,532 vehicles

•    Produced a record 12,807 vehicles, exceeding plan while improving efficiency

•    Introduced new Model S variants that improve range, performance and value

•    Model X remains on track for start of deliveries in late Q3

•    Tesla Energy deliveries set to ramp in Q4

August 5, 2015

Dear Fellow Shareholders:

Q2 marked the third anniversary of Model S. In this short period, Model S has redefined the standards for automotive safety, performance, efficiency, upgradeability and innovation. Along the way it has earned many accolades including Motor Trend Car of the Year and Best Overall Car by Consumer Reports for two years in a row. Model S owners have driven in excess of one billion miles in more than 30 countries and can enjoy free long distance road trips using our network of Supercharger stations. Now in the first half of 2015, Model S has become the best-selling electric vehicle in the U.S.

The growing success of Model S has positioned us to offer even more customer choices and accelerate the advent of sustainable transportation. The next few years at Tesla will be transformational from a product perspective, starting with significant new Autopilot features and the launch of Model X later this quarter. In Q4, we will ramp production and delivery of Tesla Energy products, and in Q1 2016 we plan to reveal the Model 3 design, with first deliveries expected in late 2017.

Winning Converts to Electric Drive

Globally, Model S orders increased following the launch of 85D and 70D. In the U.S., Q2 Model S orders grew almost 30% year-over-year. In Europe, Q2 Model S orders grew more than 50% year-over-year, despite two price increases in the past six months. Finally in Asia, Q2 Model S orders nearly doubled from last quarter, helped by the initial success of our revised China strategy. Given this improvement, we are increasing our investments in China by planning to grow this year from one to five retail stores located in high foot traffic areas.

In July, we announced product enhancements to extend the appeal of Model S even further. For those wanting a more affordable car, we introduced Model S 70 with a starting price of only $70,000 before incentives and fuel savings that typically take the starting net price down to about $50,000 in the U.S. This car has all the content of our popular 70D, but costs $5,000 less as it comes with a single rear wheel drive motor. A new 90kWh battery pack option increases the range of our 85D by 6%, enabling almost 300 miles of range at 65 mph. Finally, for performance enthusiasts, the new Ludicrous mode dramatically (and ludicrously) improves 0 to 60 mph acceleration to 2.8 seconds. Existing P85D customers also have the option of upgrading to Ludicrous mode – because sometimes Insane mode is just not enough.

The Next Billion Miles Test Drive Tour

Our new referral and pre-owned car programs expose more people to the benefits of driving electric vehicles. The Tesla referral program is an experiment we recently introduced to see if there is a way to return the cost of our sales to our customers. If a Tesla owner refers a friend to purchase a new Tesla, the friend will receive $1,000 off the purchase price of their Tesla, and the owner making the referral will receive a $1,000 credit to be used for Tesla service, accessories or another Tesla vehicle purchase. We will see how this works and there are certain limits, but the cost of this program reflects our typical customer acquisition costs, so it makes sense for everyone.

Model S – Refer A Friend	We launched our pre-owned program in North America in Q2 and recognized revenue of $20 million from the sale of such cars. These cars are trade-ins received from customers who upgraded to the latest Model S vehicles. Pre-owned sales activities are driven by the listing of available inventory on our website, and thus have folded smoothly into our existing sales process. Our pre-owned program benefits both the original owner and the buyer of the used Model S. Model S is holding value very well, as confirmed by a recent study by the North American Dealer Association, which showed that Model S retains the highest residual value of any premium sedan in North America. A pre-owned Model S retains all its performance, upgradeability and lower operating costs, plus it comes with a new 4-year warranty that starts on the re-purchase date, making it a compelling value for those wanting a more affordable Model S. In fact, a pre-owned Model S appears to have a wider buyer base with a younger demographic and broader geographic distribution across the U.S.

A Driving Experience That Improves Over Time

While many independent sources and our customers already consider Model S to be the world’s best car, we are committed to making Tesla cars and the related ownership experience even better over time. This starts with software updates, which improve the vehicle itself, but also extends to the ease of charging and service. Over the air software updates continue to enhance the vehicle even after delivery. For example, these updates will significantly increase Autopilot functionality in properly equipped cars later this year by adding new features such as lane keeping with automatic steering, parallel parking, as well as side collision warning and improved traffic aware cruise control.

Almost all Model S owners benefit from the growth and improvement of our Supercharger and service networks, which enhance the broader Tesla ownership experience. We now have 480 Supercharger stations globally and have recently accelerated the pace of deployments such that one new Supercharger station is opening nearly every 24 hours. With the growth of our network, it is easier than ever for our customers to find Superchargers. For example, drivers in California are on average never more than 42 miles away from a Supercharger, while drivers in Germany are on average never more than 33 miles away from a Supercharger. We are also retrofitting sites with our new liquid-cooled charging cable to allow even faster Supercharging capabilities that we plan to introduce over time. On the service side, we are building more locations to make servicing vehicles even more convenient for our growing customer base. We are on track to grow the square footage of our service centers by more than 60% in 2015 relative to the end of 2014.

Adding New Products & Production Capacity	New S/X Body Line
In Q2, we produced 12,807 vehicles, exceeding our target of 12,500 vehicles. This represents a 15% sequential increase in production and a 46% increase from a year ago.

As we prepare to launch Model X in September, we are building more validation vehicles, executing final engineering and testing work, enabling our new manufacturing equipment and finalizing arrangements with our suppliers. We have been producing release candidate Model X bodies in our new body shop equipped with more than 500 robots as we fine-tune and validate our production processes.

We just concluded a planned one-week Fremont factory shutdown and made changes in stamping, Model S body center, drive unit production, battery module and pack production and general assembly to allow for an elevated level of production and efficiency. Since Model S and Model X will both share the general assembly line, we used the week to validate the newly installed equipment by completely building several Model X test vehicles. This month, we plan to start painting Model X in our new paint shop well before transitioning Model S painting there, to help de-risk this portion of our overall production ramp.

Q2 Results

Total non-GAAP revenue was $1.20 billion for the quarter, up nearly 40% from a year ago, and up 8.5% sequentially, while GAAP revenue was $955 million. Total Q2 gross margin was 23.4% on a non-GAAP basis and 22.3% on a GAAP basis. Our income statement reflects new classifications of revenues and costs of revenues. For details on these classifications and our GAAP and non-GAAP financial information, please see the accompanying tables and footnotes.

Automotive revenue was $1.12 billion on a non-GAAP basis, and comprises GAAP Automotive revenue of $878 million plus a net increase of $242 million in deferred revenue and other long-term liabilities as a result of lease accounting. We delivered 11,532 Model S vehicles in Q2, in line with our July announcement of approximately 11,507 deliveries. As expected, the average selling price of Model S declined during the quarter due to a product mix shift away from P85D. Q2 Automotive revenue included $27 million of total regulatory credit revenue, of which $14 million came from the sale of ZEV credits. In Q2, Tesla directly leased 631 cars to customers, worth $63 million of aggregate transaction value. To use our capital more efficiently, we have increased bank partner leasing over the last quarter, thereby reducing the percentage of vehicles directly leased by Tesla.

Q2 Automotive gross margin excluding ZEV credits was 23.9% on a non-GAAP basis and 22.9% on a GAAP basis. Non-GAAP gross margin was about 100 basis points below guidance, primarily due to higher manufacturing and part costs related to the ramp of our small drive unit line and the deferral of revenue recognition for certain Autopilot features which are now scheduled for release later this year.

Q2 Services and other revenue was $77 million, up 85% from a year ago. This includes about $32 million of powertrain sales to Daimler, $23 million of service revenue and $20 million of pre-owned Model S sales. Q2 Services and other gross margin was 2.2%, compared to negative 3.2% last quarter. The 540 basis points of sequential improvement was driven by production efficiencies related to powertrain sales and improved margin from services and merchandise sales.

We improved our operational efficiency for the second quarter in a row, achieving record deliveries and developing new products while managing to grow operating expenses at a slower rate than the growth in our non-GAAP revenue. Our operating expenses in Q2 were $345 million on a non-GAAP basis, up 6.5% from Q1. GAAP basis operating expenses were $384 million and include non-cash stock based compensation.

Our Q2 non-GAAP net loss was $61 million, or a loss of $0.48 per basic share based on 126.7 million basic shares, while our Q2 GAAP net loss was $184 million or a loss of $1.45 per basic share. Both figures include a $13.2 million gain, or $0.10 per basic share, related to mostly unrealized gains from revaluation of our foreign currency holdings.

Cash and cash equivalents were $1.15 billion at the end of the quarter, down $359 million sequentially, as capital expenditures were $405 million in the quarter. Capital expenditures were primarily for the capacity expansion and tooling associated with Model X and all-wheel drive vehicles, as well as for the construction of the Gigafactory. We have historically been frugal with our capital spending, and our most recent capital spend per unit of incremental capacity is significantly more efficient than even our prior performance.

In Q2, we closed a $500 million asset based credit line that can be expanded to $750 million. This line is collateralized by selected inventory, equipment and accounts receivable, and is specifically designed to provide us both increased liquidity as we ramp Model X deliveries and operating flexibility to expand all aspects of our business. We drew $50 million under this line in Q2.

Also during the quarter, we expanded our warehouse line for our direct leasing program from $100 million to $150 million. We drew down another net $37 million during the quarter, for a cumulative draw of $114 million at quarter end.

Adjusting for the impact of our leasing and financing business, our core business was break even on cash generated in Q2 prior to capital expenditures, despite a planned $79 million increase in inventory mostly from customer-configured cars that were in transit for deliveries in Q3. Our GAAP cash outflow from operations during the quarter was $160 million, but this does not include $119 million in cash inflows from vehicle sales to our bank leasing partners. Furthermore, $44 million of cash was consumed by our direct leasing business funded by Tesla, but is included in cash flow from operations.

Outlook

In Q3, we expect to produce just over 12,000 vehicles, representing a more than 60% increase from a year ago, and deliver approximately the same number of vehicles as in Q2, despite having one week of planned shutdown in Q3. This includes a small number of Model X deliveries.

We are now targeting deliveries of between 50,000 and 55,000 Model S and Model X cars in 2015. While our equipment installation and final testing of Model X is going well, there are many dependencies that could influence our Q4 production and deliveries. We are still testing the ability of many suppliers to deliver high quality production parts in quantities sufficient to meet our planned production ramp. Since production ramps rapidly late in Q4, a one-week push out of this ramp due to an issue at even a single supplier could reduce Model X production by approximately 800 units for the quarter. Furthermore, since Model S and Model X are produced on the same general assembly line, Model X production challenges could slow Model S production. Simply put, in a choice between a great product or hitting quarterly numbers, we will take the former. To build long-term value, our first priority always has been, and still is, to deliver great cars.

In addition, the timing of the Model X production ramp and high total deliveries in Q4 create operational challenges for our delivery organization towards the end of the year. This adds complexity in predicting our delivery rate with precision.

Looking ahead to next year, we are highly confident of a steady state production and demand of 1,600 to 1,800 vehicles per week combined for Model S and Model X.

In Q3, we expect to directly lease about the same percentage of cars that we did in Q2. As always, we will use lease accounting for these cars even in our non-GAAP financial results, as such treatment is consistent with the cash collected on these transactions. We expect to sell about $45 million of regulatory credits in Q3, including $30 million from ZEV credit sales.

We expect the Model S average selling price to decline by more than 100 basis points in Q3 as the dollar has continued to strengthen against currencies in our key markets and our delivery mix shifts towards our lower priced 70 and 70D models. We plan to partially offset this pressure with lower production costs, and as a result we expect non-GAAP automotive gross margin, excluding ZEV credits, to be just slightly below the Q2 level.

We are on track to start production of Tesla Energy products this quarter at our Fremont factory, with a plan to ramp up production in Q4. As a result, we expect Q3 services and other revenue to grow modestly and gross margin to be comparable to Q2. We expect to further expand Tesla Energy battery module and pack production at the Gigafactory in Q1 2016 on a more automated line, where construction remains on plan.

Our operating leverage is expected to improve, with revenue and gross profit both growing at a faster rate than operating expenses during the next several quarters. Operating expenses should grow roughly 5-10% sequentially in Q3, and 45-50% for the full year as we invest in product development, including Model 3, and expand our sales capability.

We still plan to invest about $1.5 billion in capital expenditures this year as we expand production capacity, purchase Model X tooling, construct the Gigafactory, and expand our stores, service centers and Supercharger network.

In the coming months we are growing from a single product to a multi-product company. This is a milestone in the maturation of Tesla. We invite everyone to join us in getting to Tesla’s next billion miles and making Tesla Energy a part of our daily lives.

Elon Musk, Chairman & CEO	Deepak Ahuja, Chief Financial Officer

Webcast Information

Tesla will provide a live webcast of its first quarter 2015 financial results conference call beginning at 2:30 p.m. PT on August 5, 2015, at ir.teslamotors.com. This webcast will also be available for replay for approximately one year thereafter.

Forward-Looking Statements

Certain statements in this shareholder letter, including statements in “Outlook” section; statements relating to the progress Tesla is making with respect to product development, including future Autopilot features and functionality and Model X development, supplier readiness, delivery and launch plans; statements regarding growth in the number of Tesla store, service center and Supercharger locations; statements relating to the production and delivery of Tesla Energy products, as well as future products such as Model 3; growth in demand and orders for Tesla vehicles and the catalysts for that growth; the ability to achieve vehicle demand, volume, production, delivery, revenue, leasing, average sales price, gross margin, spending, capital expenditure and profitability targets; productivity improvements and capacity expansion plans; and Tesla Gigafactory timing, plans and output expectations, including those related to battery module and pack production, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production and delivery of Model S and Model X vehicles, and production and delivery of Model 3 vehicles; Tesla’s future success depends on its ability to design and achieve market acceptance of Model S and its variants, as well as new vehicle models, specifically Model X and Model 3; the ability of suppliers to meet quality and part delivery expectations at increasing volumes; adverse foreign exchange movements; any failures by Tesla vehicles to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; potential difficulties in finalizing, performing and realizing potential benefits under definitive agreements for the Tesla Gigafactory site, obtaining permits and incentives, negotiating terms with technology, materials and other partners for Gigafactory, and maintaining Gigafactory implementation schedules, output and costs estimates; and Tesla’s ability to execute on its retail strategy and for new store, service center and Tesla Supercharger openings. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on May 11, 2015. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact:	Press Contact:
Jeff Evanson	Khobi Brooklyn
Investor Relations – Tesla	Communications – Tesla
ir@teslamotors.com	press@teslamotors.com

Tesla Motors, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2015	Mar 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues
Automotive (1A)	$878,090	$893,320	$727,829	$1,771,410	$1,316,701
Services and other	76,886	46,560	41,520	123,446	73,190

Total revenues	954,976	939,880	769,349	1,894,856	1,389,891

Cost of revenues
Automotive (1B)	666,386	631,745	519,811	1,298,131	956,065
Services and other	75,220	48,062	36,543	123,282	65,703

Total cost of revenues (2)	741,606	679,807	556,354	1,421,413	1,021,768

Gross profit	213,370	260,073	212,995	473,443	368,123
Operating expenses
Research and development (2)	181,712	167,154	107,717	348,866	189,261
Selling, general and administrative (2)	201,846	195,365	134,031	397,211	251,582

Total operating expenses	383,558	362,519	241,748	746,077	440,843

Loss from operations	(170,188)	(102,446)	(28,753)	(272,634)	(72,720)
Interest income	247	184	467	431	608
Interest expense	(24,352)	(26,574)	(31,238)	(50,926)	(43,121)
Other income (expense), net	13,233	(22,305)	(1,228)	(9,072)	5,490

Loss before income taxes	(181,060)	(151,141)	(60,752)	(332,201)	(109,743)
Provision for income taxes	3,167	3,040	1,150	6,207	1,959

Net loss	$(184,227)	$(154,181)	$(61,902)	$(338,408)	$(111,702)

Net loss per common share, basic and diluted	$(1.45)	$(1.22)	$(0.50)	$(2.68)	$(0.90)

Shares used in per share calculation, basic and diluted	126,689	125,947	124,250	126,320	123,864

Notes:

(1)     Due to the application of lease accounting for Model S vehicles with the resale value guarantee or similar buy-back terms, the following is supplemental information for the periods presented:

(A) Net increase in deferred revenue and other long-term liabilities as a result of lease accounting and therefore not recognized in automotive sales	$242,147	$163,676	$88,162	$405,823	$180,668

(B) Net increase in operating lease vehicles as a result of lease accounting and therefore not recognized in automotive cost of sales	$174,242	$113,823	$68,752	$288,065	$138,495

          The table above excludes assumed net warranty and stock based compensation amounts included in non-GAAP cost of sales.

(2)     Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$4,820	$4,601	$3,912	$9,421	$7,018
Research and development	19,912	19,792	14,822	39,704	28,367
Selling, general and administrative	18,603	18,633	17,049	37,236	37,436

Total stock-based compensation expense	$43,335	$43,026	$35,783	$86,361	$72,821

Classification of Revenues and Costs of Revenues

Our income statement reflects the classifications of revenues and costs of revenues to segregate our new vehicle business from our other business activities. “Automotive” revenue and related costs now reflect activities related to the sale or lease of new vehicles including regulatory credits, data connectivity, Autopilot functionality and Supercharging. “Services and other” revenues and related costs include activities such as powertrain sales, service revenue, Tesla Energy and pre-owned Tesla vehicle sales.

Tesla Motors, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	Dec 31,
	2015	2014
Assets
Cash and cash equivalents	$1,150,673	$1,905,713
Restricted cash and marketable securities - current	20,591	17,947
Accounts receivable	138,648	226,604
Inventory	1,212,279	953,675
Prepaid expenses and other current assets	106,430	94,718
Operating lease vehicles, net (1)	1,120,246	766,744
Property and equipment, net	2,646,017	1,829,267
Restricted cash - noncurrent	19,774	11,374
Other assets	53,527	43,209

Total assets	$6,468,185	$5,849,251

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$1,184,738	$1,046,830
Deferred revenue (2)	623,155	483,922
Customer deposits	272,848	257,587
Capital lease obligations	17,367	21,799
Long-term debt	2,620,250	2,408,084
Other long-term liabilities (3)	983,620	661,123

Total liabilities	5,701,978	4,879,345
Mezzanine equity (4)	50,273	58,196
Stockholders’ equity	715,934	911,710

Total liabilities and stockholders’ equity	$6,468,185	$5,849,251

Notes:

(1)     Includes the following increase in operating lease vehicles related to deliveries of Model S and subject to lease accounting, net of depreciation recognized in automotive cost of sales, for the following periods:

Resale value guarantee program (and other vehicles with similar buy-back terms)
Beginning balance	$689,689	$376,979
First quarter	103,022	69,743
Second quarter	170,025	68,752
Third quarter		63,981
Fourth quarter		110,234

Ending balance	$962,737	$689,689

Model S leasing program
Beginning balance	$81,636	$—
First quarter	35,687	—
Second quarter	39,587	11,214
Third quarter		23,824
Fourth quarter		46,598

Ending balance	$156,910	$81,636

(2)     Includes the following increase in deferred revenue related to deliveries of Model S with the resale value guarantee and similar programs and subject to lease accounting, net of revenue amortized to automotive sales, for the following periods:

Beginning balance	$376,471	$227,868
First quarter	45,334	38,188
Second quarter	60,767	33,586
Third quarter		27,993
Fourth quarter		48,836

Ending balance	$482,573	$376,471

(3)     Includes the following increase in other liabilities related to deliveries of Model S with the resale value guarantee and similar programs and subject to lease accounting for the following periods:

Beginning balance	$487,879	$236,298
First quarter	118,341	54,318
Second quarter	186,957	54,575
Third quarter		52,551
Fourth quarter		90,137

Ending balance	$793,177	$487,879

(4)     Our common stock price exceeded the conversion threshold price of our convertible senior notes due 2018 (2018 Notes) issued in May 2013; therefore, the 2018 Notes are convertible at the holder’s option during the second quarter of 2015. As such, the carrying value of the 2018 Notes was classified as a current liability as of June 30, 2015 and the difference between the principal amount and the carrying value of the 2018 Notes was reflected as convertible debt in mezzanine equity on our condensed consolidated balance sheet as of June 30, 2015.

Tesla Motors, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	June 30, 2015	Mar 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Selected Cash Flow Information
Cash flows provided by (used in) operating activities (1)	$(159,516)	$(131,794)	$(1,662)	$(291,310)	$57,061
Cash flows used in investing activities	(422,837)	(432,344)	2,610	(855,181)	(326,570)
Cash flows provided by financing activities	218,351	186,156	281,491	404,507	2,098,051

Other Selected Financial Information
Cash flows provided by (used in) operating activities (1)	$(159,516)	$(131,794)	$(1,662)	$(291,310)	$57,061
Capital expenditures	(405,165)	(426,060)	(175,685)	(831,225)	(317,049)

Free cash flow (cash flow from operations plus capital expenditures) (1)	$(564,681)	$(557,854)	$(177,347)	$(1,122,535)	$(259,988)

Depreciation and amortization	$91,389	$77,112	$54,715	$168,501	$98,983

	June 30, 2015	Mar 31, 2015	June 30, 2014
Cash and Investments
Cash and cash equivalents	$1,150,673	$1,510,076	$2,674,910
Short-term marketable securities	—	—	—
Restricted cash and marketable securities - current	20,591	20,693	11,714
Restricted cash - noncurrent	19,774	13,846	7,247

(1)     During the three months ended June 30, 2014, we began separately presenting the effect of exchange rate changes on our cash and cash equivalents in our condensed consolidated statement of cash flows due to our growing operations in foreign currency environments. Prior period amounts have been reclassified to conform to the current period presentation.

Supplemental Model S Direct Leasing Program Information

(in thousands, except for vehicle deliveries)

	Three Months Ended			Six Months Ended
	June 30, 2015	Mar 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Vehicles delivered	631	592	158	1,223	158
Average per unit price of vehicles delivered	$100	$107	$102	$103	$102

Aggregate value of vehicles delivered (1)	$63,127	$63,359	$16,046	$126,486	$16,046

Direct leasing revenue recognized	$9,228	$6,469	$170	$15,697	$170

(1) Aggregate value is the product of multiplying vehicles delivered by the average per unit price of vehicles delivered

Non-GAAP Financial Information

This letter includes non-GAAP financial information because we plan and manage our business using such information. Our non-GAAP measures align the recognition of revenues and costs related to a vehicle sale with the time when the customer take delivery of the car and cash is received or owed to us. This contrasts with the approach of other automotive manufacturers who under GAAP accounting recognize revenue when the vehicle is sold into dealership inventory rather than to end customers, even though in the case of a captive finance lease they may not collect cash for several years on a consolidated basis.

Our non-GAAP revenue and gross profit is determined by adding back the deferred revenue and related costs for cars sold with resale value guarantee and where we have collected, or will collect from a bank intermediary in a matter of days, the purchase price of the car in cash. For cars leased directly by Tesla, we recognize lease revenue and related costs over the lease term and the same way for both GAAP and non-GAAP purposes. Our non-GAAP expense and per share information also exclude non-cash interest expense and stock-based compensation.

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2015	Mar 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net loss (GAAP)	$(184,227)	$(154,181)	$(61,902)	$(338,408)	$(111,702)
Stock-based compensation expense	43,335	43,026	35,783	86,361	$72,821
Non-cash interest expense related to convertible notes and other borrowing	18,171	19,510	23,639	37,681	$32,032

Net loss (Non-GAAP) including lease accounting	(122,721)	(91,645)	(2,480)	(214,366)	(6,849)

Model S gross profit deferred due to lease accounting (1)(2)	61,907	46,396	18,607	108,303	39,991

Net income (loss) (Non-GAAP)	$(60,814)	$(45,249)	$16,127	$(106,063)	$33,142

Net loss per share, basic (GAAP)	$(1.45)	$(1.22)	$(0.50)	$(2.68)	$(0.90)
Stock-based compensation expense	0.34	0.34	0.29	0.68	$0.59
Non-cash interest expense related to convertible notes and other borrowing	0.14	0.15	0.19	0.30	$0.26
Model S gross profit deferred due to lease accounting (1)(2)	0.49	0.37	0.15	0.86	$0.32

Net income (loss) per share, basic (Non-GAAP)	$(0.48)	$(0.36)	$0.13	$(0.84)	$0.27

Shares used in per share calculation, basic (GAAP and Non-GAAP)	126,689	125,947	124,250	126,320	123,864

Net loss per share, diluted (GAAP)	$(1.45)	$(1.22)	$(0.44)	$(2.68)	$(0.79)
Stock-based compensation expense	0.34	0.34	0.25	0.68	$0.52
Non-cash interest expense related to convertible notes and other borrowing	0.14	0.15	0.17	0.30	$0.23

Net loss (Non-GAAP) including lease accounting	(0.97)	(0.73)	(0.02)	(1.70)	(0.04)

Model S gross profit deferred due to lease accounting (1)(2)	0.49	0.37	0.13	0.86	0.28

Net income (loss) per share, diluted (Non-GAAP)	$(0.48)	$(0.36)	$0.11	$(0.84)	$0.24

Shares used in per share calculation, diluted (Non-GAAP)	126,689	125,947	140,948	126,320	140,641

(1)     Includes deliveries of Model S with the resale value guarantee or similar buy-back terms and not deliveries under the Model S leasing program.

(2)     Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with the resale value guarantee or similar buy-back terms and subject to lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $10.2 million, $6.8 million and $3.4 million is included for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. For the six months ended June 30, 2015 and 2014, an estimated incremental warranty reserve of $17.0 million and $5.5 million is included, respectively. Additionally, stock-based compensation of $2.3 million, $1.7 million and $0.7 million is excluded for non-GAAP purposes for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. For the six months ended June 30, 2015 and 2014, stock-based compensation of $3.9 million and $1.4 million is excluded, respectively.

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2015	Mar 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues (GAAP)	$954,976	$939,880	$769,349	$1,894,856	$1,389,891
Model S revenue deferred due to lease accounting (1)	242,148	163,676	88,162	405,823	180,668

Revenues (Non-GAAP)	$1,197,124	$1,103,556	$857,511	$2,300,680	$1,570,559

Gross profit (GAAP)	$213,370	$260,073	$212,995	$473,443	$368,123
Model S gross profit deferred due to lease accounting (1)(2)	61,907	46,396	18,607	108,303	39,991
Stock-based compensation expense	4,820	4,601	3,912	9,421	7,018

Gross profit (Non-GAAP)	$280,097	$311,070	$235,514	$591,167	$415,132

Research and development expenses (GAAP)	$181,712	$167,154	$107,717	$348,866	$189,261
Stock-based compensation expense	(19,912)	(19,792)	(14,822)	(39,704)	(28,367)

Research and development expenses (Non-GAAP)	$161,800	$147,362	$92,895	$309,162	$160,894

Selling, general and administrative expenses (GAAP)	$201,846	$195,365	$134,031	$397,211	$251,582
Stock-based compensation expense	(18,603)	(18,633)	(17,049)	(37,236)	(37,436)

Selling, general and administrative expenses (Non-GAAP)	$183,243	$176,732	$116,982	$359,975	$214,145

(1)     Includes deliveries of Model S with the resale value guarantee or similar buy-back terms and not deliveries under the Model S leasing program.

(2)     Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with the resale value guarantee or similar buy-back terms and subject to lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $10.2 million, $6.8 million and $3.4 million is included for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. For the six months ended June 30, 2015 and 2014, an estimated incremental warranty reserve of $17.0 million and $5.5 million is included, respectively. Additionally, stock-based compensation of $2.3 million, $1.7 million and $0.7 million is excluded for non-GAAP purposes for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively. For the six months ended June 30, 2015 and 2014, stock-based compensation of $3.9 million and $1.4 million is excluded, respectively.